                                                                   EXHIBIT 10.25
                           STEEL CITY PRODUCTS, INC.

                     TERRANCE W. ALLAN EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 1st day of May 2000 by and between TERRANCE W. ALLAN (hereinafter referred to as "Mr. Allan") and STEEL CITY PRODUCTS, INC., a Delaware corporation (hereinafter referred to as the "Company") and a subsidiary of Oakhurst Company, Inc. (hereinafter referred to as "Oakhurst.")


1. BACKGROUND. Mr. Allan is currently an employee of the Company pursuant to an agreement dated as of September 1, 1993 (the "Prior Agreement"), which to date has been extended beyond its stated expiration. The parties now wish to enter into this Agreement, which is intended to replace and supersede in all respects the Prior Agreement.


2. CONSIDERATION. The parties are entering into this Agreement for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.


3.       TERM OF EMPLOYMENT.

         (a) The term of Mr. Allan's employment hereunder shall commence on the date hereof and shall continue for an initial term ending at the close of business on September 30, 2003 unless it is earlier terminated pursuant to Section 11, or Section 12, below.

         (b) Unless sooner terminated, at the expiration of the initial term, this Agreement shall continue for successive one-year terms unless at least ninety (90) days prior to September 30, 2003 or any subsequent anniversary thereof one party gives the other party notice of non-renewal, in which event this Agreement shall terminate on such anniversary.


4.       TITLE, REPORTING RELATIONSHIP & RESPONSIBILITIES.

         (a) Title. So long as this Agreement is in effect, Mr. Allan shall be elected to the position and shall have the reporting relationship set forth on Exhibit A.

         (b) Responsibilities. Mr. Allan's responsibilities and job description are set forth in Exhibit A. Mr. Allan shall devote his full business time to diligently carrying out those responsibilities to the best of his abilities. Nothing herein shall be construed to prevent Mr. Allan from serving as an officer or director or participating in the activities of any family, religious, charitable, community service or political activity so long as such participation does not interfere with his carrying out his responsibilities hereunder.

         (c) Mr. Allan's reporting relationship and job description within Mr. Allan's general area of expertise shall be subject to change by the Company in consultation with Mr. Allan as is reasonably required to meet the needs of the business from time to time.

         (d) Mr. Allan's principal place of employment shall not be moved outside of an area circumscribed by a circle having a radius of 50 miles and with a center located at the City Hall of Pittsburgh, Pennsylvania.





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                                          Terrance W. Allan Employment Agreement



5. COMPENSATION. During the term of this Agreement, Mr. Allan shall be paid cash compensation consisting of the base salary and other incentive payments set forth on Exhibit A.

         (a) Mr. Allan's base salary shall be paid in installments no less frequently than twice monthly at the same time as other employees of the Company are paid.

         (b) any incentive payment that is based on the Company's annual financial performance shall be made to Mr. Allan after the audit has been completed for the fiscal year of the Company to which the payment relates.


6. BENEFITS. Mr. Allan shall be entitled to the same health and other benefits as are made available to the Company's senior officers generally, and on the same terms and conditions. Mr. Allan shall also be entitled such additional benefits as are set forth in Exhibit A. All of the foregoing benefits in this Section 6 are hereinafter referred to collectively as the "Benefits."


7. BUSINESS EXPENSE REIMBURSEMENT. Mr. Allan shall be reimbursed in accordance with Company policy from time to time in effect for all reasonable business expenses incurred by him in the performance of his duties hereunder.


8. INDEMNIFICATION. Mr. Allan shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and of any parent, subsidiary or affiliate of the Company (as the case may be) to the fullest extent permitted by the Company's charter, by-laws and the laws of the State of Delaware.


9.       CONFIDENTIAL INFORMATION.

         (a) During his employment by the Company and after his employment terminates for whatever reason, Mr. Allan shall not disclose to any person or entity Confidential Information (as defined below) except, while an employee of the Company, in the proper performance of his duties and responsibilities under this Agreement or except as may be expressly authorized by the Board of Directors of the Company. For purposes of this Agreement, "Confidential Information" is defined as including trade secrets; customer and vendor names and lists; business plans, sales plans and marketing plans; pricing formulas; non-public financial data; product specifications and designs; the existence, nature, substance, progress and results of research and development projects; concepts, inventions, discoveries, formulae, processes, drawings, documents, records, software; or any other information of the Company, its parent or any of their subsidiaries that is not generally available, or any such information of any third party that is held by the Company, its parent or any of their subsidiaries under an obligation of confidentiality.

         (b) Mr. Allan's obligation of confidentiality shall not, however, relate to any information --

                  (i) that is or becomes publicly known through no act or fault of Mr. Allan; or

                  (ii) that is required to be disclosed pursuant to applicable law, a court order or a judicial proceeding, including a proceeding to enforce this Agreement.


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                                          Terrance W. Allan Employment Agreement

10.      NON-COMPETE OBLIGATIONS.



         (a) Mr. Allan's obligations with respect to competing with the Company and soliciting its employees shall be as follows:

                  (i) Within the Market Area (as defined below) Mr. Allan shall not render services or advice, whether for compensation or without compensation and whether as an employee, officer, director, principal or otherwise, to any person or organization with respect to any product, service or process in existence or under development that is competitive with (1) the business of the Company on the date hereof; (2) the business of the Company in which Mr. Allan was actively engaged during his employment by the Company or of which he has detailed knowledge; or with (3) any planned business of the Company in which Mr. Allan has an active part in the planning or of which he has detailed knowledge.

                  (ii) Mr. Allan shall not either directly or indirectly as agent or otherwise in any manner solicit influence or encourage any customer of the Company to take away or to divert or direct its business to Mr. Allan or to any person or entity by or with which Mr. Allan is employed, associated, affiliated or otherwise related, other than the Company.

                  (iii) Mr. Allan shall not recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment or otherwise cease his or her relationship with his or her employer.

         (b)      Mr. Allan's obligations under this Section 10 shall continue
                  (i) so long as he is an employee of the Company; and (ii) after his employment terminates, (whether by reason of the expiration of this Agreement or pursuant to Section 11 or
                  Section 12, below, or otherwise) for (x) a period of six months, or (y) for the period, if any, during which the Company is obligated to continue to pay, or as to which it has in a lump sum paid, Mr. Allan's base salary, whichever period is longer.

         (c)      Definitions.

                  (i) For purposes of this Section 10 only, the word "Company" shall include the Company's parent and any subsidiary of the Company or such parent.

                  (ii) "Market Area" is defined as an area within a 200 mile radius of any operating facility of the Company.


11. TERMINATION BY THE COMPANY: Other than as provided in Section 3(b), above, the Company may only terminate Mr. Allan's employment pursuant to the terms and conditions contained in this Section 11.

         (a) Without Cause. The Company may terminate Mr. Allan's employment without Cause (as the word "Cause" is defined below) by giving Mr. Allan written notice of such termination. In the event the Company gives such notice the Company shall--

                  (i) continue to pay to Mr. Allan his then current base salary for the balance of the then term of this Agreement, but in any case for a period of twelve
                           (12) full calendar months;



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                                          Terrance W. Allan Employment Agreement

                  (ii) pay to Mr. Allan any bonus or incentive payment provided for in Exhibit A that but for the termination of his employment, would have been paid to him for the year in which the termination occurs, pro-rated, however, for the number of days during such year that Mr. Allan was an employee of the Company;

                  (iii) provide to him the Benefits for the same period of time that it is obligated to continue to make payments to him of his base salary under Section 11(a)(i), above; and

                  (iv) cause all stock options held by Mr. Allan to become exercisable in full and to remain exercisable for one
                           (1) year after the date of termination.

         (b) Disability. The Company may terminate Mr. Allan's employment by reason of his permanent disability (as defined below) by giving Mr. Allan written notice of such termination. In the event the Company gives such notice the Company shall--

                  (i) continue to pay Mr. Allan his base salary and to provide to him the Benefits for a period of twelve
                           (12) full calendar months;

                  (ii) pay to Mr. Allan any bonus or incentive payment provided for in Exhibit A that, but for the termination of his employment, would have been paid to him for the year in which the termination occurred, pro-rated, however, for the number of days during such year that Mr. Allan was an employee of the Company; and

                  (iii) cause all stock options held by Mr. Allan to become exercisable in full and to remain exercisable for one
                           (1) year after the date of termination.

         (c) Death. The Company may terminate Mr. Allan's employment by reason of his death, in which event--

                  (i) the Company shall pay his executor, administrator or personal representative--

                           (1) Mr. Allan's base salary then in effect through the date of death (to the extent not theretofore paid); and

                           (2) any bonus or incentive payment provided for in Exhibit A that, but for the termination of his employment, would have been paid to Mr. Allan for the year in which he died, pro-rated, however, for the number of days during such year that Mr. Allan was an employee of the Company.

                  (ii) all stock options held by Mr. Allan shall become exercisable in full and shall remain exercisable for one (1) year after the date of termination.

         (d) Life Insurance Proceeds. It is the intention of the parties that the proceeds of any life insurance maintained by the Company for the benefit of Mr. Allan shall constitute a payment in lieu of any severance or termination payment in the event of his death.

         (e) For Cause. The Company may terminate Mr. Allan's employment for Cause by giving him written notice thereof, in which event
                  (i) the Company shall pay him his base salary through the date of such termination to the extent not theretofore paid and any management bonus that had been approved by the Compensation Committee of the Board of Directors of the



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                                          Terrance W. Allan Employment Agreement

                  Company prior to the date of termination; and (ii) all of his stock options shall immediately terminate and be of no further force or effect.

         (f) "Permanent disability" for purposes of this Agreement shall have occurred if Mr. Allan is unable to attend to his responsibilities under this Agreement owing to a physical or mental condition for a period of six (6) consecutive months or for a period of an aggregate of nine (9) months (whether or not consecutive) in any eighteen-month period.

         (g) Insurance Payments. Any payments made to Mr. Allan under any disability plans, the premiums for which were paid by the Company or one of its affiliates shall serve to reduce the amounts payable under Section 11(b)(i), above.

         (h) Definition of Cause "Cause" shall mean gross or wilful misconduct by Mr. Allan in connection with his employment; the breach by Mr. Allan of any material obligation under this Agreement, including the obligations set forth in Section 9 and Section 10, above; a failure to devote adequate time and attention to carrying out his responsibilities (other than by reason of his death or permanent disability); any act of dishonesty or fraud; or the commission by Mr. Allan of a felony.

         (i)      Change in Control.

                  (i) Anything herein to the contrary notwithstanding, if after a Change in Control (as defined below) either
                           (i) Mr. Allan's employment under this Agreement is terminated without Cause and other than by reason of his death or permanent disability; or (ii) Mr. Allan resigns his employment pursuant to Section 12, below, by written notice given within 180 days of the effective date of the Change in Control --

                           (1) the Company shall pay to Mr. Allan in a lump sum on the date of the termination of his employment an amount equal to two year's base salary less the amount of base salary, if any, paid to him for the period during which he remained an employee after the date of the Change of Control; and

                           (2) All Mr. Allan's stock options shall vest in full and shall remain exercisable for a period of one (1) year after the date of termination.

                  (ii) A "Change in Control" shall mean any transaction that results in a sale of substantially all of the assets, business or common stock of the Company to a third party or entity that is not controlled by the senior managers of the Company.

         (j) Withholdings. All amounts payable to Mr. Allan under this Agreement shall be subject to any withholdings therefrom that the Company is legally required to make.

         (k) Use of COBRA. The continuation of any health benefits provided for herein may be effected by the Company making on Mr. Allan's behalf his COBRA payments for the period of such continuation.


12.      RESIGNATION BY MR. ALLAN.

         (a) In addition to the provisions of Section 3(b), above, Mr. Allan may resign his employment with the Company



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                                          Terrance W. Allan Employment Agreement

                  on ninety (90) days' prior written notice to the Company. The Company may deem any such notice given by Mr. Allan as a resignation by him, effective upon the giving of such notice, of any or all directorships and offices then held by Mr. Allan in the Company, its parent and any of their subsidiaries, but the Company shall nevertheless continue to pay to Mr. Allan his base salary and any special bonus then in effect during the ninety-day period. No incentive payments shall be made to Mr. Allan for the fiscal year in which he resigns his employment with the Company.

         (b) In the event of Mr. Allan's resignation, all stock options then held by him shall expire on the thirtieth day after the effective date of his resignation except to the extent otherwise expressly provided in the agreement covering a given stock option.

13. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, addressed to the other party as follows:


            If to the Company:                    If to Mr. Allan:
              At its headquarters address           At his most recent residence
              attention of the President.             address on the books of
                                                      the Company.

            With a copy to:
              Roger M. Barzun
              General Counsel
              60 Hubbard Street
              P.O. Box 767
              Concord, Massachusetts 01742

         or to such other address of a party as such party may by notice hereunder designate to the other party.


14. SEVERABILITY. If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein. In either case, the balance of any such provision and of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, however, no provision shall be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without such provision.


15. SURVIVAL. Notwithstanding the expiration or earlier termination of this Agreement or of Mr. Allan's employment for any reason, the terms and conditions of Section 9 and Section 10 and any other obligations of the parties that by their terms are to be performed or are to have continued effect after such termination shall survive such expiration or termination.


16. PRORATION. All amounts payable to Mr. Allan hereunder for a period shorter than the period for which they are described herein shall be pro-rated on a daily basis using a 365-day year.



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                                          Terrance W. Allan Employment Agreement

17. INJUNCTIVE RELIEF. It is acknowledged and agreed that the Company shall have the right to bring an action to enjoin any violation by Mr. Allan of his obligations under Section 9 and Section 10, above, because a suit for monetary damages alone would be an inadequate remedy.

18.      ARBITRATION.

         (a) Except as otherwise provided below, this Agreement and any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement or the breach hereof or the subject matter hereof, including questions concerning the scope and applicability of this Section 18 shall be finally settled by arbitration held in Pittsburgh, Pennsylvania in accordance with the provisions of this Section and the Employment Dispute Resolution Rules of the American Arbitration Association or any successor thereto.

         (b) The arbitrator or arbitrators (the "arbitrators") shall be chosen in accordance with such rules. A majority of the arbitrators shall have the right and authority to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of a majority of the arbitrators shall be final and conclusive on the parties to this Agreement, and there shall be no appeal therefrom other than for fraud or willful misconduct. Notwithstanding anything in this Section 18 to the contrary, no arbitrator in any such proceeding shall have authority or power to (i) modify or alter any express condition or provision hereof by an award or otherwise; or
                  (ii) to award punitive or exemplary damages for or against any party to any such proceeding.

         (c) The parties hereto agree that an action to compel arbitration pursuant to this Agreement may be brought in the appropriate court of the Commonwealth of Pennsylvania sitting in Pittsburgh, Pennsylvania. Application may also be made to such court for confirmation of any decision or award of a majority of the arbitrators, for an order of enforcement and for any other remedies that may be necessary to effectuate such decision or award. Each of the parties hereto hereby consents to the jurisdiction of the arbitrators and of such court and waives any objection to the jurisdiction of such arbitrators and court.

         (d) Notwithstanding anything contained in this Section 18 to the contrary, the parties hereby agree that this Section 18 shall not apply to any action brought by a party seeking an injunction or other equitable relief.

         (e) In any controversy, claim or dispute subject to arbitration under the terms of this Section 18, the parties shall pay the fees and expenses of the arbitrators in accordance with any decision or award of a majority of the arbitrators.


19.      MISCELLANEOUS.

         (a)      This Agreement together with Exhibit A--


                  (i)      Supersedes and replaces in its entirety the Prior
                           Agreement;

                  (ii) contains the entire understanding of the parties on the subject matter hereof;



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                                          Terrance W. Allan Employment Agreement

                  (iii) shall not be amended, and no term hereof shall be waived, except by written agreement of the parties signed by each of them;

                  (iv) shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and permitted assigns;

                  (v) may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which shall constitute but one and the same agreement; and

                  (vi) shall not be assignable by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any entity acquiring substantially all of the stock, business or assets of the Company, provided that the acquiror assumes all of the Company's obligations hereunder.

         (b) The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole. The word "including" shall mean including, but not limited to any one or more enumerated items.

         (c) Each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggestion construction against the party drafting or causing the drafting of such provision.

         (d) No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not expressly incorporated herein shall be binding on the parties.

         (e) The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         (f) The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.

20. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STEEL CITY PRODUCTS, INC.


By:  /s/ BERNARD H. FRANK                  /s/ TERRANCE W. ALLAN
   ------------------------------          ------------------------------
     Bernard H. Frank                        TERRANCE W. ALLAN
     Chief Executive Officer




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




                                                                       EXHIBIT A



                  EMPLOYMENT AGREEMENT DATED AS OF MAY 1, 2000

                                 BY AND BETWEEN

                 TERRANCE W. ALLAN AND STEEL CITY PRODUCTS, INC.

--------------------------------------------------------------------------------



TITLE/POSITION:            President

MR. ALLAN REPORTS TO:      The Chairman of the Company.

JOB DESCRIPTION:           The normal duties of a President and chief operating
                           officer of a privately held company.
ANNUALIZED
BASE SALARY:               $133,000 effective on the date hereof;
                           $140,000 effective September 1, 2001; and
                           $145,000 effective September 1, 2002 and thereafter.

INCENTIVE                  Mr. Allan shall be entitled to the following
COMPENSATION:              incentive compensation:

                  o Participation in the Company's Annual Management Bonus pool, which consists of an amount equal to 8% of the annual Consolidated Net Income (as defined below) of the Company. Mr. Allan's share of the pool shall be determined by the Compensation Committee of the Board of Directors of the Company from year to year and shall be subject to the same provisions of the Management Bonus Plan as are applicable to other eligible managers of the Company.

                  o An Annual Executive Bonus equal to one percent (1%) of the annual Consolidated Net Income, of the Company, if any, that exceeds $2,000,000.

                  o "Consolidated Net Income" of the Company for a given year means the net income of the Company and any of its subsidiaries derived from the sale of auto and pet products, calculated in accordance with GAAP consistently applied, but to which is added back interest, taxes, depreciation, amortization, LIFO adjustments, inter-company charges and income, and allocations of parent company overhead expenses other than expenses that had they not been paid or incurred by the parent company would have been paid or incurred by the Company, all as determined from the Company's audited financial statements.



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



                        o Income of the Company derived from any new line of business entered into after the date of this Agreement shall be included in the definition of Consolidated Net Income only after first deducting interest expense incurred on the investment cost and working capital requirements of such business.

AUTOMOBILE:             The Company shall furnish Mr. Allan with the use of a
                        Company-leased automobile with a monthly rental rate not to exceed $600 per month or a Company-owned automobile that, if leased, would have a monthly lease rate of no more than $600.

                        In lieu of either of the foregoing, the Company shall pay Mr. Allan a monthly automobile allowance of $600.

                        The cost of all insurance, maintenance and repairs for, and gasoline consumed by, such automobile shall be paid or reimbursed (as the case may be) to Mr. Allan other than the cost of gasoline for his personal use of such automobile.

GROUP TERM LIFE
INSURANCE COVERAGE      A minimum of $100,000.

PAID VACATION           In accordance with Company policies from time to time
                        in effect.


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